EXHIBIT 2.4



                      FEDERAL DEPOSIT INSURANCE CORPORATION
                             WASHINGTON, D.C. 20429

                                    FORM F-4

                                QUARTERLY REPORT

                               UNDER SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                         FOR QUARTER ENDED JUNE 30, 1997

                      FDIC INSURANCE CERTIFICATE NO. 26481

                           FALMOUTH CO-OPERATIVE BANK
                                 MASSACHUSETTS,
                                   04-1299490
                 20 DAVIS STRAITS, FALMOUTH, MASSACHUSETTS 02540
                                 (508) 548-3500

INDICATE BY CHECK MARK WHETHER THE BANK (1) HAS FILED ALL REPORTS BY SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE BANK WAS REQUIRED TO FILE SUCH REPORTS).

                                   YES [X] NO [ ]

AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS.

                                   YES [X] NO [ ]


                           FALMOUTH CO-OPERATIVE BANK

                                 BALANCE SHEETS

                                                                         JUNE 30,            SEPTEMBER 30,
                                                                           1997                   1996
                                                                         (unaudited)
                                                                       -------------         -------------
ASSETS
  Cash and due from banks                                              $  4,413,886          $ 1,171,761
  Federal funds sold                                                      1,476,107            1,583,437
                                                                       ------------          -----------
  Total cash and cash equivalents                                         5,889,993            2,755,198
  Investment securities                                                  34,931,277           45,552,649
  Federal Home Loan Bank stock, at cost                                     405,200              300,900
  Loans, net                                                             50,563,289           40,236,846
  Premises and equipment                                                    954,574              526,061
  Accrued interest receivable                                               620,550              746,601
  Cooperative Central Bank Reserve Fund Deposit                             285,680              285,680
  Other assets                                                              264,644              112,173
                                                                       ------------          -----------
       Total assets                                                    $ 93,915,207          $90,516,108
                                                                       ============          ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
  Demand deposits                                                      $ 11,306,883          $ 8,713,244
  Savings and NOW deposits                                               21,177,656           19,660,383
  Time deposits                                                          37,643,285           38,065,803
                                                                       ------------          -----------
       Total deposits                                                    70,127,824           66,439,430
  Deferred income taxes                                                     197,388               49,248
  Other liabilities                                                         321,251              123,608
  Due to broker                                                                   0            1,000,000
  Income taxes payable                                                       71,306              156,027
  Treasury tax and loan account                                              23,449                4,170
  Employee Stock Ownership Plan loan                                        763,744              829,208
                                                                       ------------          -----------
       Total liabilities                                                 71,504,962           68,601,691
                                                                       ------------          -----------
  Stockholders' equity:
   Preferred stock, par value $.10 per share,
    authorized 500,000 shares; none issued
   Common stock, par value $.10 per share,
   authorized 2,500,000 shares;
   issued and outstanding 1,454,750 shares                                  145,475              145,475
  Paid-in capital                                                        13,613,347           13,598,174
  Retained earnings                                                       9,190,052            8,856,291
  Employee Stock Ownership Plan loan                                       (798,718)            (829,208)
  Net unrealized holding gain on available-for-sale securities              260,089              143,685
                                                                       ------------          -----------
               Total stockholders' equity                                22,410,245           21,914,417
                                                                       ------------          -----------
               Total liabilities and stockholders' equity             $  93,915,207          $90,516,108
                                                                       ============          ===========

                           FALMOUTH CO-OPERATIVE BANK

                              STATEMENTS OF INCOME

                                                                                       (Unaudited)
                                                                             Three Months Ended June 30,
                                                                         1997                         1996
                                                                       --------                     --------

INTEREST AND DIVIDEND INCOME:
  Interest and fees on loans                                         $  965,031                    $  748,798
  Interest and dividends on investment securities                       509,222                       692,222
  Interest on short-term investments                                     47,858                        46,722
                                                                     ----------                    ----------
        Total interest and dividend income                            1,522,111                     1,487,742
                                                                     ----------                    ----------
INTEREST EXPENSE:
  Interest expense on deposits                                          682,414                       682,873
  Interest expense on borrowings
                                                                     ----------                    ----------
        Total interest expense                                          682,414                       682,874
                                                                     ----------                    ----------
        Net interest and dividend income                                839,697                       804,869
  Provision for possible loan losses                                                                    9,000
                                                                     ----------                    ----------
        Net interest  income after  provision  for  possible
        loan losses                                                     839,697                       795,869
                                                                     ----------                    ----------
OTHER INCOME:
  Service charges                                                        14,391                        12,555
  Other fee income                                                        7,918                         7,125
  Gain on sale of investment securities, net                             13,445                         3,190
  Other non-interest income                                               7,252                         6,380
                                                                     ----------                    ----------
        Total other  income                                              43,006                        29,250
                                                                     ----------                    ----------
OTHER EXPENSE:
  Salaries and employee benefits                                        324,314                       335,994
  Deposit insurance expense                                               2,095                           500
  Other real estate owned expense
  Data processing expense                                                37,184                        28,701
  Directors' fees                                                        15,865                        22,050
  Legal and professional fees                                            42,225                        20,385
  Other operating expenses                                              197,016                       110,741
                                                                     ----------                    ----------
       Total other expense                                              618,699                       518,372
                                                                     ----------                    ----------
       Income before income taxes                                       264,004                       306,747
  Income taxes                                                           92,300                       132,100
                                                                     ----------                    ----------
       Net income                                                    $  171,704                    $  174,647
                                                                     ==========                    ==========

                           FALMOUTH CO-OPERATIVE BANK

                              STATEMENTS OF INCOME

                                                                                       (Unaudited)
                                                                              Nine Months Ended June 30,
                                                                         1997                         1996
                                                                       --------                     --------


INTEREST AND DIVIDEND INCOME:
  Interest and fees on loans                                         $  2,728,258                  $  2,181,612
  Interest and dividends on investment securities                       1,752,089                     1,766,828
  Interest on short-term investments                                       98,392                       118,824
                                                                     ------------                  ------------
        Total interest and dividend income                              4,578,739                     4,067,264
                                                                     ------------                  ------------
INTEREST EXPENSE:
  Interest expense on deposits                                          2,042,703                     2,110,673
  Interest expense on borrowings
                                                                     ------------                  ------------
        Total interest expense                                          2,042,703                     2,110,673
                                                                     ------------                  ------------
        Net interest and dividend income                                2,536,036                     1,956,591
  Provision for possible loan losses                                                                     27,000
                                                                     ------------                  ------------
        Net interest income after provision for possible
        loan losses                                                     2,536,036                     1,929,591
                                                                     ------------                  ------------
OTHER INCOME:
  Service charges                                                          39,060                        37,386
  Other fee income                                                         28,219                        26,222
  Gain on sale of investment securities, net                               47,036
  Other non-interest income                                                48,334                        36,515
                                                                     ------------                  ------------
        Total other income                                                162,649                       100,123
                                                                     ------------                  ------------
OTHER EXPENSE:
  Salaries and employee benefits                                          986,946                       894,676
  Deposit insurance expense                                                 4,216                         7,166
  Other real estate owned expense
  Data processing expense                                                 103,117                        86,689
  Directors' fees                                                          53,645                        61,870
  Legal and professional fees                                             159,891                        23,862
  Loss on sales of investment securities, net                                                               701
  Other operating expenses                                                539,935                       317,189
                                                                     ------------                  ------------
        Total other expense                                             1,847,750                     1,392,153
                                                                     ------------                  ------------
        Income before income taxes                                        850,935                       637,561
  Income taxes                                                            311,400                       277,900
                                                                     ------------                  ------------
        Net income                                                   $    539,535                  $    359,661
                                                                     ============                  ============

                           FALMOUTH CO-OPERATIVE BANK

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                   (UNAUDITED)




                                                                                            Net
                                                                                          Unrealized       Employee
                                                                                          Holding          Stock
                                                                                          Gain on          Ownership
                                     Common      Paid-in      Retained                    Available-for    Plan
                                     Stock       Capital      Earnings       Surplus      Sale Securities  Loan        Total
                                     ------     --------      --------       -------      ---------------  ---------   -----


Balance, September 30, 1995         $       0   $         0   $         0    $ 8,286,070  $ 149,216       $            $  8,435,286
Transfer of surplus to
 Retained Earnings                                            $ 8,286,070     (8,286,070)                                         0
Net Income                                                        359,661                                                   359,661
Issuance of 1,454,750 shares of
 common stock, par value $0.10
 per share (net of issuance costs)    145,475    13,598,174                                                              13,743,649
Acquisition of common stock by ESOP                                                                         (872,850)      (872,850)
Net change in unrealized
 holding gain on available
 for-sale securities                                                                         76,623                          76,623
                                    ---------   -----------   -----------    -----------  ---------       ----------   ------------

Balance, June 30, 1996              $ 145,475   $13,598,174   $ 8,645,731    $(8,286,070) $ 225,539       $ (872,850)  $ 21,742,369
                                    =========   ===========   ===========    ===========  =========       ==========   ============

Balance,  September 30, 1996        $ 145,475   $13,598,174   $ 8,856,291    $         0  $ 143,685       $ (829,208)  $ 21,914,417
ESOP compensation expense                            15,173                                                                  15,173
Repayment of ESOP Plan Loan                                                                                   30,490         30,490
Dividends declared                                               (205,774)                                                 (205,774)
Net income                                                        539,535                                                   539,535
Net change in unrealized
 holding gain on
 available-
 for-sale securities                                                                      $ 116,404                         116,404

                                    ---------   -----------   -----------    -----------  ---------       ----------   ------------
Balance, June 30, 1997              $ 145,475   $13,613,347   $ 9,190,052    $         0  $ 260,089       $ (798,718)  $ 22,410,245
                                    =========   ===========   ===========    ===========  =========       ==========   ============

                           FALMOUTH CO-OPERATIVE BANK


                            STATEMENTS OF CASH FLOWS

                                                                                       (unaudited)
                                                                             Nine Months Ended June 30,
                                                                         1997                         1996
                                                                       --------                     --------
                                                                                   (in thousands)
                                                                                    ------------
Operating Activities:
 Net Income                                                           $    540                       $    359
 Adjustments to reconcile net income to net cash
  provided by  operating  activities:
 Provision  for  possible  loan losses                                      --                             27
 Net amortization of investment  securities                                  8                             49
 Amortization of net deferred loan fees                                    (22)                             6
 (Gain) on sales of investment  securities, net                            (47)                             1
 Depreciation and amortization                                              53                             14
 Disposal of fixed assets                                                   10                             --
 Increase in other assets                                                  (26)                           (69)
 Increase (Decrease) in other liabilities                                  153                            (49)
                                                                      --------                       --------
  Net cash provided by operating activities                                669                            338
                                                                      --------                       --------

Investing activities:
  Purchases of available-for-sale securities                            (9,457)                            --
  Proceeds from maturities of available-for-sale securities              7,451                             --
  Proceeds from sales of available-for-sale securities                   2,434                             --
  Purchases of held-to-maturity securities                              (2,000)                            --
  Proceeds from maturities of held-to-maturity securities               11,440                             --
  Purchase of FHLB stock                                                  (104)                            --
  Proceeds from sale of and maturity of investment securities               --                         27,068
  Purchase of investment securities                                         --                        (37,269)
  Proceeds from principal repayment on mortgage-
   backed investments                                                       --                            316
  Purchase of unearned ESOP shares                                          --                           (873)
  Decrease in:
   Short-term investments                                                  107                         (1,544)
   Loans                                                               (10,304)                        (5,259)
   Bank premises and equipment                                            (492)                           (11)
                                                                      --------                       --------
  Net cash provided by (used in) investing activities                     (925)                       (17,572)
                                                                      --------                       --------

Financing activities:
  Dividends Paid                                                          (206)                            --
  ESOP compensation expense                                                 25                             --
  Proceeds from sale of stock                                               --                         13,743
  Increase in borrowed funds                                                --                            873
  Repayment of borrowed funds                                                                             (22)
  Net increase in deposits, excluding certificate
     accounts                                                            4,111                            317


                           FALMOUTH CO-OPERATIVE BANK

                            STATEMENTS OF CASH FLOWS

                                   continued

                                                                                       (unaudited)
                                                                             Nine Months Ended June 30,
                                                                         1997                         1996
                                                                       --------                     --------
                                                                                   (in thousands)
                                                                                    ------------
Net increase (decrease) in certificates of deposits                         (422)                            282
                                                                      ----------                     -----------
Net cash provided by (used in) financing activities                        3,498                          15,193
                                                                      ----------                     -----------

Increase  (decrease)  in cash  and due  from  banks                        3,242                          (2,041)
Cash  and due  from  banks, beginning  of  period                          1,172                           3,598
                                                                      ----------                     -----------
Cash and due from  banks,  end of  period                             $    4,414                     $     1,557
                                                                      ==========                     ===========
Cash paid for:
 Interest on deposits                                                 $    2,043                     $     2,106
 Income taxes, net                                                    $      340                     $       183
                                                                      ==========                     ===========

Unrealized gain on securities available for sale,
  net of tax                                                          $      116                     $        77
                                                                      ==========                     ===========

ITEM 1.

                              FINANCIAL STATEMENT

                          NOTES TO FINANCIAL STATEMENT

                             JUNE 30, 1997 AND 1996

     BASIS OF PRESENTATION

     The financial statements of the Falmouth Co-operative Bank (the "Bank") presented herein should be read in conjunction with the financial statements of the Bank as of and for the year ended September 30, 1996. In the opinion of management, the interim financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the three months and nine months ended June 30, 1997 and 1996, Interim results are not necessarily indicative of results to be expected for the entire year. Management is required to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ significantly from those estimates.

                           FALMOUTH CO-OPERATIVE BANK

ITEM 2.

                           MANAGEMENT'S DISCUSSION AND
                         ANALYSIS OF FINANCIAL CONDITION

     COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1997 AND SEPTEMBER 30, 1996.

     The Bank's total assets increased by $3.4 million or 3.8% to $93.9 million for the nine months ended June 30, 1997 from $90.5 million at September 30, 1996. Total net loans were $40.2 million or 60.6% of total deposits at September 30, 1996 as compared to $50.6 million or 72.1 % of total deposits at June 30, 1997, representing an increase of $10.3 million. Investment securities held by the Bank decreased by $10.6 million from $45.6 million at September 30, 1996 to $34.9 million at June 30, 1997. The proceeds from maturing securities were allocated to fund the increased volume of loan production, with the balance redeployed into short-term securities investments. Total deposits at June 30, 1997 were $70.1 million and $66.4 million at September 30, 1996, an increase of $3.7 million. The deposit increase was primarily the result of the Bank's branch opening on February 12, 1997. Net worth was $21.9 million at September 30, 1996 as compared to stockholders' equity of $22.4 million at June 30, 1997, an increase of $496,000 which was the result of earnings from normal operations for the nine month period less $206,000 in cash dividends paid stockholders during the last three quarters. Additionally, the net unrealized gain on available-for-sale securities decreased $27,000, from $143,000 at September 31, 1996 to $116,000 at June 30, 1997. There was an increase of $50,000 from March 31, 1997.

COMPARISON OF OPERATING RESULTS

     THREE MONTHS ENDED JUNE 30, 1997 AND 1996.

     Net Income. The Bank's net income for the three months ended June 30, 1997 was $172,000 as compared to $175,000 for the three months ended June 30, 1996. The $3,000 decrease in net income was primarily the result of an increase in net interest and dividend income of $35,000, a decrease in the provision for possible loan losses of $9,000, an increase of $14,000 in other income which was off set by a combination of an increase in other expenses of $101,000 and a decrease in taxes of $42,000.

     Interest Income. Total interest and dividend income for the three months ended June 30, 1997 was $1.5 million, an increase of $34,000 as compared the three months ended June 30, 1996. The increase in interest and dividend income was due primarily to a $216,000 increase in interest income on loans and a $183,000 decrease in dividends on investment securities.

     Interest Expense. Interest expense for the three months ended June 30, 1997 was $682,000, a decrease of $1,000 as compared to $683,000 for the three months ended June 30, 1996. The decrease in interest expense was due to lower interest rates on deposits.

     Net Interest Income. Net interest income for the three months ended June 30, 1997 was $840,000 as compared to $805,000 for the three months ended June 30, 1996. The $35,000 increase in net interest income was the result of increased interest income on loans due to increased loan activity. Additionally, interest paid on deposits decreased $1,000 as compared to the same period of the previous year. The net interest margin for the three months ended June 30, 1997 was 3.67 %, a decrease of 12 basis points as compared to the three months ended June 30, 1996. The annual return on average assets for the three months ended June 30, 1997 was 75 basis points, an decrease of 4 basis points as compared to the same period of the prior year. The primary reason for the decrease in the return on average assets was due to the increase in assets of $3.4 million, most of which came in the least quarter as a result of the growth contributed by the new branch.

     Provisions for Possible Loan Losses. The provision for possible loan losses for the three months ended June 30 , 1997 was none as compared to $9,000 for the three months ended June 30 , 1996. With one problem loan, it was determined that there was an adequate balance in the general reserve of the allowance for possible loan losses.

     Other Income. Non-interest income or other income for the three months ended June 30, 1997 was $43,000 as compared to $29,000 for the three months ended June 30, 1996. This increase was primarily due to $14,000 taken in gains on the sale of securities.

     Operating Expenses. Operating expenses increased from $518,000 for the three months ended June 30, 1996 to $619,000 for the three months ended June 30, 1997, The increase of $101,000 was primarily due to a $12,000 decrease in salaries and employee benefits, an $8,000 increase in data processing fees, a $6,000 decrease in directors fees, a $22,000 increase in legal and professional fees, and an increase of $86,000 in other operating expenses, primarily due to the opening of the new branch office February 12, 1997.

COMPARISON OF OPERATING RESULTS

     NINE MONTHS ENDED JUNE 30, 1997 AND 1996.

     Net Income. The Bank's net income for the nine months ended June 30, 1997 was $540,000 as compared to $360,000 for the nine months ended June 30, 1996. The $180,000 increase in net income was primarily the result of a $512,000 increase in net interest and dividend income, a $63,000 increase in other income that was partially offset by a $456,000 increase in other operating expenses and an increase in the income tax provision of $33,000.

     Interest Income. Total interest and dividend income for the nine months ended June 30, 1997 was $4.6 million, an increase of $511,000 as compared to $4.1 million for the nine months ended June 30, 1996. The increase in interest and dividend income was due in part to a greater volume of higher yielding loans coupled with the decrease in the interest received oil investment securities.

     Interest Expense. Interest expense for the nine months ended June 30, 1997 was $2.0 million, as compared to $2.1 million for the nine months ended June 30, 1996. Total deposits were $3.7 million higher for the period ended June 30, 1997 with interest rates slightly lower resulting in an interest expense that decreased $68,000 from the same period in the previous year.

     Net Interest Income. Net interest income for the nine months ended June 30, 1997 was $2.5 million as compared to $2.0 million for the nine months ended June 30 1996. The net interest margin for the nine months ended June 30, 1997 was 3.81%, a increase of 57 basis points as compared to the nine months ended June 30, 1996. The annual return on average assets for the nine months ended June 30, 1997 was 80 basis points, an increase of 21 basis points as compared to the same period of the prior year. The primary reason for the increase in the return on average assets was due to the increase in net interest and dividend income.

     Provisions for Possible Loan Losses. The provision for possible loan losses for the nine months ended June 30, 1997 was zero as compared to $27,000 for the nine months ended June 30, 1996. It was determined that there was an adequate balance in the general reserve of the allowance for possible loan losses,

     Other Income. Non-interest income or other income for the nine months ended June 30, 1997 was $163,000 as compared to $100,000 for the nine months ended June 30, 1996. The increase of $63,000 was primarily the result of the gain on the sale of investment securities of $47,000 taken during the period.

     Operating Expenses. Operating expense increased from $1.4 million for the nine months ended June 30, 1996 to $1.8 million for the nine months ended June 30, 1997. The increase of $456,000 was primarily due to an increase in salaries and employee benefits of $92,000, an increase in data processing fees of $16,000, an increase in legal and professional fees of $136,000. and an increase in other operating expenses of $223,000.

                                   SIGNATURES

     Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    FALMOUTH CO-OPERATIVE BANK

Date: August 8, 1997                By: /s/ Santo P. Pasqualucci
     ----------------                  ----------------------------------------
                                          Santo P. Pasqualucci
                                          President and Chief Executive Officer


Date: August 8, 1997                By: /s/ George E. Young, III
     ----------------                  ------------------------------
                                          George E. Young, III
                                          Chief Financial Officer